UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 and 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 1, 2017

HESS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	1-1204	13-4921002
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1185 Avenue of the Americas

New York, New York 10036

(Address of Principal Executive Office)

(Registrant’s Telephone Number, Including Area Code): (212) 997-8500

(Not Applicable)

(Former Name or Former Address,

If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-2)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.      Entry into a Material Definitive Agreement.

On December 1, 2017 (the “Effective Date”), Hess Corporation (the “Company”) and certain of its wholly owned subsidiaries amended and restated the existing Five-Year Credit Agreement dated as of January 21, 2015 (as amended by the Amendment No. 1 dated as of July 10, 2015, the “Original Credit Agreement”), among the Company, certain of its wholly owned subsidiaries, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as so amended and restated, the “Restated Credit Agreement”) to, among other things, extend the maturity date for one year to January 21, 2021.

The Restated Credit Agreement provides for commitments by the lenders thereunder in the form of committed revolving loans or uncommitted competitive loans, in an aggregate amount of up to $4 billion until January 21, 2020, the original maturity date, and extends up to $3.7 billion of such commitments for a one-year period following the original maturity date until January 21, 2021 (unless earlier terminated or extended in accordance with its terms). These amounts include commitments by the swingline lenders thereunder in the form of swingline loans, in an aggregate amount not to exceed $400 million, of which $277 million is committed as of the Effective Date and by issuing banks thereunder in the form of letters of credit in an aggregate amount not to exceed $2 billion, of which $1 billion is committed as of the Effective Date. The Restated Credit Agreement was fully undrawn as of the Effective Date.

The Restated Credit Agreement contains customary representations, warranties and covenants, including a financial covenant limiting the ratio of Total Consolidated Debt to Total Capitalization (as such terms are defined in the Restated Credit Agreement) of the Company and its consolidated subsidiaries to 0.600 to 1.000, and customary events of default, which are substantially consistent with those in the Original Credit Agreement. In connection with the Restated Credit Agreement, certain lenders that agreed to extend their commitments and new lenders that agreed to provide commitments, in each case, received customary fees corresponding to their respective commitments under the Restated Credit Agreement.

Many of the lenders under the Restated Credit Agreement have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services or other services for the Company or its affiliates, and affiliates or certain of these lenders have served in the past as underwriters in public offerings of securities by the Company, for which they have received, and may in the future receive, customary compensation and expense reimbursement.

The foregoing description of the Restated Credit Agreement is qualified in its entirety by reference to the complete text of the Restated Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 2.03.      Creation of a Direct Financial Obligation or an Obligation Under an Off Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.      Financial Statements and Exhibits

(d) Exhibits

10.1	Five-Year Credit Agreement, dated as of January 21, 2015, as amended and restated as of December 1, 2017, among Hess Corporation, the subsidiaries party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

EXHIBIT INDEX

Exhibit No.	Description

10.1	Five-Year Credit Agreement, dated as of January 21, 2015, as amended and restated as of December 1, 2017, among Hess Corporation, the subsidiaries party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 7, 2017

HESS CORPORATION

By:	/s/ John P. Rielly
	Name:	John P. Rielly
	Title:	Senior Vice President and Chief Financial Officer